Exhibit 10.4

OPTION AGREEMENT

This Option Agreement (this “Agreement) is dated August 12,2010, and is entered into between and among Zhengzhou Shentong Investment Consulting Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Shentong Investment”), Zhengzhou Shensheng Aluminum Foil Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Shensheng Aluminum”) and Zhengzhou Aluminum Co., Ltd, the sole shareholder of Shensheng Aluminum (“Zhengzhou Aluminum”). Shentong Investment, Zhengzhou Aluminum and Shensheng Aluminum are referred to collectively in this Agreement as the “Parties.”

RECITALS

A.	Zhengzhou Aluminum is the sole shareholder of Shensheng Aluminum.

B.	A serices of agreement such as the Consultation Agreement (the “Consultation Agreement”) have been entered into between Shentong Investment and Shensheng Aluminum concurrently with this Agreement;

C.	An Share Pledge Agreement (the “Share Pledge Agreement”) has been entered into by the Parties concurrently herewith;

D.	The Parties are entering into this Option Agreement in conjunction with the Pledge Agreement, Consultation Agreement and related agreement.

NOW THEREFORE, the Parties to this Agreement hereby agree as follows:

1.	Option Grant

1.1
 Grant of Rights. The Zhengzhou Aluminum (hereafter collectively referred to as the “Transferor”) hereby irrevocably grants to Shentong Investment an option to purchase or cause any person designated by Shentong Investment (“Designated Person”) to purchase, to the extent permitted under PRC Law, according to the steps determined by Shentong Investment, at the price specified in Section 1.3 of this Agreement, at any time from the Transferor a portion or all of the equity interests held by Transferor in Shensheng Aluminum (the “Option”). No option or similar right shall granted by Transferor to any third party other than Shentong Investment and/or the Designated Person. Shensheng Aluminum hereby agrees to the granting of the Option by The Zhengzhou Aluminum to Shentong Investment and/or the Designated Person. The “person” set forth in this clause and this Agreement means an individual, corporation, joint venture, partnership, enterprise, trust or a non-corporation organization.

1.2
Exercise of Rights. According to the stipulations of PRC laws and regulations, Shentong Investment and/or the Designated Persons may exercises Option by issuing a written notice (the “Notice”) to the Transferor and specifying the equity interest purchased from Transferor (the “Purchased Equity Interest”) and the manner of purchase.

1.3	Purchase Price.

1.3.1
For Shentong Investment to exercise the Option, the purchase price of the Purchased Equity Interest (“Purchase Price”) shall be equal to the original paid-in price of the Purchase Equity Interest by the Transferor, unless the applicable PRC laws and regulations require appraisal of the equity interests or stipulate other restrictions on the purchase price of equity interests.

1.3.2
If the applicable PRC laws require appraisal of the equity interests of stipulates other restrictions on the purchase price of the Equity Interest at the time that Shentong Investment exercise the Option, the Parties agree that the Purchase Price shall be set at the lowest price permissible under the applicable laws.

1.4	Transfer of the Purchase Equity Interest. Upon each exercise of the Option right under this Agreement:

1.4.1
Shensheng Aluminum shall convene a Zhengzhou Aluminum’ meeting upon request by the Transferor, and Transferor agrees to call such meeting. During the meeting, resolutions shall be proposed, approving the transfer of the appropriate Equity Interest to Shentong Investment and/or the Designated Persons;

1.4.2
The Transfer shall, upon the terms and conditions of this Agreement and the Notice related to the Purchase Equity Interest, enter into Equity Interest purchase agreement in a form reasonably acceptable to Shentong Investment, with Shentong Investment and/or Designated Persons (as applicable);

1.4.3
The related parties shall execute all other requisite contracts, agreements or documents, obtain all requisite approval and consent of the government, conduct all necessary actions, without any security interest, transfer the valid ownership of the Purchased Equity Interest to Shentong Investment and/or the Designated Persons, and cause Shentong Investment and/or the Designated Persons to be the registered owner of the Purchase Equity Interest. In this clause and this Agreement, “Security Interest” means any mortgage, pledge, the right or interest of the third party, any purchase right of equity interest, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements, however, it does not include any security interest created under the Share Pledge Agreement.

1.5
Payment. The payment of the Purchase Price shall be determined by the consultation of Shentong Investment and/or the Designated Person with the Transferor according to the applicable laws at the time of exercise of the Option.

2.	Promises Relating Equity Interest.21

2.1	Promises Related to Shensheng Aluminum. Shensheng Aluminum, Zhengzhou Aluminum hereby promise:

2.1.1
Without prior written consent by Shentong Investment, not, in any form, to supplement, change or renew the Articles of Association of Shensheng Aluminum, to increase or decrease registered capital of the corporation, or to change the structure of the registered capital in any other form;

2.1.2
According to customary fiduciary standards applicable to managers with respect to corporations and their Zhengzhou Aluminum, to maintain the existence of the corporation, prudently and effectively operate the business;

2.1.3
Without prior written consent by Shentong Investment, not, upon the execution of this Agreement, to sell, transfer, mortgage or dispose, in any other form, any asset, legitimate or beneficial interest of business or income of Shensheng Aluminum, or encumber or approve any encumbrance or imposition of any security interest on Shentong Investment’s assets;

2.1.4
Without prior written notice by Shentong Investment, not issue or provide any guarantee or permit the existence of any debt, other than (i) the debt arising from normal or daily business but not from borrowing; and (ii) the debt disclosed to Shentong Investment and obtained the written consent from Shentong Investment;

2.1.5
To normally operate all business to maintain the asset value of Shensheng Aluminum, without taking any action or falling to take any action that would result in a material adverse affect on the business or asset value of Shensheng Aluminum;

2.1.6
Without prior written consent by Shentong Investment, not to enter into any material agreement, other than agreement in the ordinary course of business (for purposes of this paragraph, if the amount of the Agreement involves an amount that exceeds a hundred thousand Yuan(RMB 100.000) the agreement shall be deemed material);

2.1.7	Without prior written consent by Shentong Investment, not to provide loan or credit loan to any others;

2.1.8	Upon the request of Shentong Investment, to provide all materials of operation and finance relevant to Shensheng Aluminum to the extent they are in possession of such materials;

2.1.9
Purchase and hold insurance from an insurance company acceptable to Shentong Investment, and the insurance amount and category shall be the same with those hold by the companies in the same industry or field, operating the similar business and owning the similar properties and assets as Shensheng Aluminum;

2.1.10	without prior written consent by Shentong Investment, not to cause Shensheng Aluminum to merge or associate with any person, or acquire or invent in any person;

2.1.11	To notify Shentong Investment of the occurrence or the potential occurrence of the litigation, arbitration or administrative procedure related to the assets, business and income of Shensheng Aluminum;

2.1.12
To cause Shensheng Aluminum to maintain and preserve its assets, and to execute all requisite or appropriate documents, take all requisite or appropriate actions, and pursue all appropriate claims, or make requisite or appropriate pleas for all claims;

2.1.13
Without prior written notice by Shentong Investment, not to assign equity interests to Zhengzhou Aluminum in any form; however, Shentong Investment shall distribute all or part of its distributable profits to their own Zhengzhou Aluminum upon request by Shentong Investment;

2.1.14	According to the request of Shentong Investment, to appoint any person designated by Shentong Investment to be the directors of Shensheng Aluminum.

      2.2   Promises Related to Transferor.  Zhengzhou Aluminum hereby promise;

2.2.1
Without prior written consent by Shentong Investment, not, upon the execution of this Agreement, to sell, transfer, mortgage or dispose in any other form any legitimate or beneficial interest of equity interest, or to approve any other security interest set on it, with the exception of the pledge set on the equity interest of the Transferor subject to Share Pledge Agreement;

2.2.2
Without the prior written notice by Shentong Investment, not to decide or support or execute any shareholder resolution at any shareholder meeting of Shensheng Aluminum that approves any sale, transfer, mortgage or dispose of any legitimate or beneficial interest of equity interest, or allows any other security interest set on it, other than the pledge on the equity interests of Transferor pursuant to Share Pledge Agreement;

2.2.3
Without prior written notice by Shentong Investment, the Parties shall not agree or support or execute any shareholder resolution at any shareholder meeting of Shensheng Aluminum that approves Shensheng Aluminum’s merger or association with any person, acquisition of any person or investment in any person;

2.2.4	To notify Shentong Investment the occurrence or the potential occurrence of the litigation, arbitration or administrative procedure related to the equity interest owned by them;

2.2.5	To cause the Board of Directors of Shensheng Aluminum to approve the transfer of the Purchased Equity Interest subject to this Agreement;

2.2.6
In order to keep its ownership of the equity interest, to execute all requisite appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims. or make requisite appropriate defend against fall claims of compensation;

2.2.7	Upon the request of Shentong Investment, to appoint any person designated by Shentong Investment to be the directors of Shensheng Aluminum;

2.2.8
Upon the request of Shentong Investment at any time, to transfer its Equity Interest immediately to the representative designated by Shentong Investment unconditionally at any time and abandon its prior right of first refusal of such equity interest transferring to another available shareholder;

2.2.9
To prudently comply with the provisions of this Agreement and other Agreement entered into collectively or respectively by the Transferor, Shensheng Aluminum and Shentong Investment and perform all obligations under these Agreements, without taking any action or any nonfeasance that sufficiently affects the validity and enforceability of these Agreement;

3.
Representations and Warranties. As of the execution date of this Agreement and every transferring date, Shensheng Aluminum, the Zhengzhou Aluminum hereby jointly and severally represent and warrant collectively and respectively to Shentong Investment as follows:

3.1
It has power and ability to enter into and deliver this Agreement, and any equity interest transferring Agreement (“Transferring Agreement,” respectively) having it as a party, for every single transfer of the Purchases Equity Interest according to this Agreement, and to perform its obligations under this Agreement and any Transferring Agreement. Upon execution, this Agreement and the Transferring Agreement having it as a party will constitute a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

3.2
To its knowledge and without independent verification, the execution, delivery of this Agreement and any Transferring Agreement and performance of the obligations under this Agreement and any Transferring Agreement will not: (i) cause to violate any relevant laws and regulations of PRC; (ii) constitute a conflict with its Articles of Association or other organization documents (if an entity); (iii) cause to breach any Agreement or instruments to which it is a party or having binding obligation on it, or constitute the breach under any Agreement or instruments to which it is a party or having binding obligation on it, (iv) cause to violate relevant authorization of any consent or approval to it and/or any continuing valid condition; or (v) cause any consent or approval authorized to it to be suspended, removed, or into which other requests be added;

3.3	The shares of Shensheng Aluminum are transferable, and Shensheng Aluminum has not permitted or caused any security interest to be imposed upon the shares of Shensheng Aluminum.

3.4
Shensheng Aluminum does not have any unpaid debt, other than (i) debt arising from its normal business; and (ii) debt disclosed to Shentong Investment and obtained by written consent of Shentong Investment;

3.5	Shensheng Aluminum has complied with all PRC laws and regulations applicable to the acquisition of assets and securities in connection with this Agreement;

3.6
No litigation, arbitration or administrative procedure relevant to the Equity Interests and assets of Shensheng Aluminum or Shensheng Aluminum itself is in process or to be settled and the Parties have no knowledge of any pending or threatened claim;

3.7	The Transferor bears the fair and salable ownership of its Equity Interest free of encumbrances of any kind, other than the security interest pursuant to the Share Pledge Agreement.

4.	Assignment of Agreement

4.1	Shensheng Aluminum, the Zhengzhou Aluminum shall not transfer their rights and obligations under this Agreement to any third party without the prior written consent of the Shentong Investment.

4.2
Shensheng Aluminum, the Zhengzhou Aluminum hereby agree that Shentong Investment shall be able to transfer all of its rights and obligation under this Agreement to any third party with its needs, and such transfer shall only be subject to a written notice sent to Shensheng Aluminum, the Zhengzhou Aluminum by Shentong Investment, and no any further consent from Shensheng Aluminum, the Zhengzhou Aluminum will be required.

5.	Effective Date and Term

5.1	This Agreement shall be effective as of the date first set forth above.

5.2
 The term of this Agreement is twenty (20) years unless the early termination in accordance with this Agreement or other terms of the relevant agreements stipulated by the Parties. This Agreement may be extender according to the written consent of Shentong Investment before the expiration of this Agreement. The term of extension will be decided unanimously through mutual agreement of the Parties.

5.3
If Shentong Investment or Shensheng Aluminum terminates by the expiration of this operating period (including any extended period) or other cause in the term set forth in Section 5.2, this Agreement shall be terminated simultaneously, except Shentong Investment has transferred its rights and obligations in accordance with Section 4.2 of this Agreement.

6.	Applicable Law and Dispute Resolution

6.1	Applicable Law. The execution, validity, construing and performance of this Agreement and the resolution of disputes under this Agreement shall be governed by the laws of PRC.

6.2
Dispute Resolution. The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”) in accordance with its rules. Arbitration shall take place in Beijing and the proceedings shall be conducted in Chinese. Any resulting arbitration award shall be final conclusive and binding upon both parties.

7.
Taxes and Expenses. Each Party shall, according to the PRC laws, bear any and all registering taxes, costs and expenses for equity transfer arising from the preparation and execution of this Agreement and all Transferring Agreements, and the completion of the transaction under this Agreement and all Transferring Areements.

8.
Notices. Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both partiesset forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follow: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant document.

9.
Confidentiality. The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of all such materials. Without the written approval by the other Parties (except that written approval of the Zhengzhou Aluminum shall not be required), any Party shall not disclose to any third Party any relevant materials, but the following circumstance shall be excluded:

9.1	The materials that is known or may be known by the general public (but not include the materials disclosed by each party receiving the materials);

9.2	The materials required to be disclosed subject to the applicable laws or the rules or provisions of stock exchange or

9.3
The materials disclosed by each Party to its legal or financial consultant relating the transaction of this Agreement, and this legal or financial consultant shall comply with the confidentiality set forth in this Section. The disclosure of the confidential materials by staff or employed institution of any Party shall be deemed as the disclosure of such materials by such Party, and such Party shall bear the liabilities for breaching the contract. This clause shall survive whatever this Agreement is invalid, amended, revoked, terminated or unable to implement by any reason.

10.
Further Warranties. The Parties agree to promptly execute documents reasonably required to perform the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably required to perform the provisions and the aim of this Agreement or actions beneficial to it.

11.	Miscellaneous.

11.1	Amendment, Modification and Supplement. Any amendment and supplement to this Agreement shall only be effective is made by the Parties in writing.

11.2
Entire Agreement. Notwithstanding the Article 5 of this Agreement, the Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with   respect to the subject matters therein and supercede and replace all prior or contemporaneous agreements and understandings in verb or/and in writing.

11.3
Severability. If any provision of this Agreement is judged as invalid or non-enforceable according to relevant Laws, the provision shall be deemed invalid only within the applicable laws and regulations of the PRC, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall, through fairly consultation, replace those invalid, illegal or non-enforceable provisions with valid provisions that may bring the similar economic effects with the effects caused by those invalid, illegal or non-enforceable provisions.

11.4
Headings. The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

11.5	Language and Copies. This Agreement has been executed in Chinese in duplicate originals; each Party holds one (1) original and each duplicate original shall have the same legal effect.

11.6	Successor. This Agreement shall bind and benefit the successor of each and the transferee allowed by each Party.

11.7
Survival. Any obligation taking place or at term hereof prior to the end of termination ahead of the end of this Agreement shall continue in force and effect notwithstanding the occurrence of the end or termination ahead of the end of the Agreement. Article 6, Article 8, Article 9 and Section 11.7 hereof shall continue in force and effect after the termination of this Agreement.

11.8
Waiver. Any Party may waive the terms and conditions of this Agreement in writing with the signature of the Parties. Any waiver by a Party to the breach by other Parties within certain situation shall not be construed as a waiver to any similar breach by other Parties within other situations.

              IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Zhengzhou Shentong Investment Consulting Co., Ltd.

By:/s/  Dongwei Zhang
      Dongwei Zhang

Executive Director

Zhengzhou Shensheng Aluminum Foil Co., Ltd.

By:/s/ Congfu Li
      Congfu Li

Executive Director

Zhengzhou Aluminum Co., Ltd.

By:/s/ Congfu Li
      Congfu Li

Chairman of the Board